EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578) on Form S-8 of Giga-tronics Incorporated of our report dated June 28, 2013 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California

June 28, 2013